NEWS RELEASE
                             Contact: Commercial Federal
                                      The Torrenzano Group
                                      Donald W. Schuster
                                      Beth S. Jarecki
                                      (212) 681-1700 ext.103/115

                                      Franklin Mutual
                                      Holly Gibson
                                      (650) 312-4701

COMMERCIAL FEDERAL CORPORATION AND FRANKLIN MUTUAL ADVISERS, LLC
         ANNOUNCE RESOLUTION OF PROXY SOLICITATION

     Omaha, Nebraska and Short Hills, New Jersey (October 29,
1999) -- Commercial Federal Corporation (NYSE: CFB) and Franklin Mutual Advisers, LLC today announced that they have settled the litigation and ended the proxy contest relating to the election of directors at Commercial Federal's upcoming annual shareholders meeting.

     As a result of the agreement, the four directors to be nominated for election at Commercial Federal's upcoming shareholders meeting will include Robert F. Krohn, Michael P. Glinsky, George R. Zoffinger and Joseph P. Whiteside. The first two nominees have been selected by Commercial Federal and the latter two have been selected by Franklin Mutual.

     Mr. Zoffinger is the president and chief executive officer of Constellation Capital Corp., a New Jersey-based commercial finance and investment company. He is also a director of Admiralty Bank Corp., a bank holding company located in Florida. He is the former chairman of Corestates New Jersey National Bank, a $6 billion bank, as well as the former president and chief executive officer of Constellation Bancorp, a bank holding company which was sold to Corestates in 1993.

     Mr. Whiteside has had a highly successful career in the banking industry spanning more than 30 years. He spent 16 years with Mellon Bank in Pittsburgh before going on to serve as the chief financial officer of several publicly traded banking companies in the United States. Mr. Whiteside currently serves as a senior adviser to National Australia Bank and as Chairman of WeatherWise USA, Inc., a Pittsburgh-based company that provides financial and other services to the public utilities industry.

     Raymond Garea, senior vice president of Franklin Mutual, stated that "I'm happy that we have been able to settle this dispute amicably and in the best interests of the Commercial
Federal shareholders."

     Mr. William Fitzgerald, chairman and chief executive officer of Commercial Federal, echoed Mr. Garea's sentiments, stating that "We are very happy to be able to resolve this matter and move forward with an excellent Board of Directors that is dedicated to the best interests of all of our shareholders."

     Commercial Federal Corporation is the parent company of Commercial Federal Bank, a $12.8 billion federal savings bank, which currently operates 257 retail offices in Iowa, Kansas, Nebraska, Colorado, Oklahoma, Missouri, Arizona, Minnesota, and South Dakota.

     Franklin Mutual Advisers, LLC serves as the investment manager for the Mutual Series funds and is headquartered at 51
JFK Parkway, Short Hills, New Jersey 07078.